Exhibit 99

Jason Industries Announces Board of Directors Changes

MILWAUKEE, WI, June 28, 2018 -- Jason Industries (NASDAQ: JASN), a diversified industrial manufacturer today announced changes to its Board of Directors, effective immediately.

Jeffry Quinn is transitioning his Chairman of the Board role to Brian Kobylinski, Jason’s current President and Chief Executive Officer. Mr. Quinn will remain a Director on the Board.

“Under Koby’s leadership, Jason has made significant progress improving business performance over the last two years. He has also made meaningful contributions to strategic discussions as part of the Board, making now the right time for this natural succession to the chairman role,” said Mr. Quinn. “This change will enable me to devote more time to my other professional obligations, and I look forward to continuing our work together on the Board to improve and transform the company.”

Brian Kobylinski joined Jason Industries in May 2016 and is currently Chief Executive Officer. Prior to Jason, Mr. Kobylinski spent 23 years with Actuant Corporation in various roles, most recently Executive Vice President and Leader for the Industrial and Energy Segments.

Separately, Nelson Obus has been appointed to the Board of Directors, bringing the total number of Directors to nine. “We are pleased that Nelson Obus has agreed to join the Jason Board of Directors,” commented Mr. Kobylinski. “Nelson brings decades of strategic, financial and corporate governance experience with small-cap industrial companies, making him a good fit for Jason.”

Nelson Obus is a Managing Member of Wynnefield Capital Management, LLC and a General Partner at Wynnefield Capital, Inc. and his prior associations include positions with Schaffer Capital Management and Lazard Freres. Mr. Obus presently serves on the Board of Directors of Global Power Equipment Group Inc. (OT: GLPW) and MK Acquisition LLC and previously served on the Boards of Layne Christensen Company (NASDAQ: LAYN), Breeze-Eastern Corporation and Underground Solutions Inc.

Jeff Quinn was named Chief Executive Officer of Tronox Ltd (NYSE: TROX) in December 2017 and has been a member of the Tronox Board of Directors since 2011. From 2012 until assuming his current role, Mr. Quinn was Founder, Chairman and CEO of Quinpario Partners LLC, a private investment firm. Prior to forming Quinpario Partners, Mr. Quinn was President, Chief Executive Officer and Chairman of the Board of Solutia Inc. (formerly NYSE: SOA), a global specialty chemical and performance materials company.
About Jason Industries, Inc.
Jason Industries Inc. is the parent company to a global family of manufacturing leaders within the finishing, components, seating, and acoustics markets, including Osborn (Richmond, Ind. and Burgwald, Germany), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), and Janesville Acoustics (Southfield, Mich.). Headquartered in Milwaukee, Wis., Jason employs more than 4,400 people in 14 countries.

CONTACT
Investor Relations
Rachel Zabkowicz
investors@jasoninc.com
414.277.2007

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